SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1




                       Adelphia Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                Class A Common Stock, $0.01 par value per shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   00684 810-5
            --------------------------------------------------------
                                 (CUSIP Number)




                              Dennis J. Block, Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                               New York, NY 10038
                                 (212) 504-5555
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)




                                  May 15, 2002
            --------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box |X|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 2 OF 13 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Claire Tow Trust

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

         OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        State of New York

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                17,307,308
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   17,307,308

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          17,307,308

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.635%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 3 OF 13 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        The Leonard and Claire Tow Charitable Trust, Inc.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Connecticut

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                2,064,039
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   2,064,039

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,064,039

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.911%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 4 OF 13 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        The Tow Charitable Remainder Unitrust #1

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Connecticut

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                1,061,960
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   1,061,960

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,061,960

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.468%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 5 OF 13 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        The Tow Foundation

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                386,331
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   386,331

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          386,331

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.170%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 6 OF 13 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Claire Tow

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                140,160
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   140,160

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          140,160

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.062%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 7 OF 13 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Leonard Tow

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                6,095,762
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   6,095,762

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,095,762

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.689%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 8 OF 13 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        David Rosensweig

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                5,000
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   5,000

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,000

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.002%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 9 OF 13 PAGES
----------------------------                           -------------------------


INTRODUCTION

            This Amendment No. 1 relates to the Schedule 13D filed on behalf of
(1) The Claire Tow Trust, (2) The Leonard and Claire Tow Charitable Trust, Inc.,
(3) The Tow Charitable Remainder Unitrust #1, (4) The Tow Foundation, Inc., (5) Claire Tow, (6) Leonard Tow and (7) David Z. Rosensweig (collectively, the "Reporting Person") with the Securities and Exchange Commission on May 13, 2002 (the "Schedule 13D"). Items 4 and 7 of the Schedule 13D are amended and supplemented as follows:

ITEM 4. PURPOSE OF TRANSACTION.

            On May 15, 2002, Leonard Tow sent a letter to Mr. Erland E. Kailbourne, Chairman and Interim Chief Executive Officer of the Company regarding the rights of the Reporting Persons to appoint three members to the Company's board of directors. A copy of the letter is attached hereto as Exhibit E.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

            Exhibit E   Letter from Leonard Tow to Erland E. Kailbourne,
                        Chairman and Interim Chief Executive Officer of the
                        Company.

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 10 OF 13 PAGES
----------------------------                           -------------------------


            SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 16, 2002.


                                        The Claire Tow Trust


                                        By: /s/ David Z. Rosensweig
                                            ------------------------------------
                                                David Z. Rosensweig, Trustee


                                        The Leonard and Claire Tow Charitable
                                           Trust, Inc.


                                        By: /s/ David Z. Rosensweig
                                            ------------------------------------
                                                David Z. Rosensweig, Secretary


                                        The Tow Charitable Remainder Unitrust
                                           Trust #1


                                        By: /s/ David Z. Rosensweig
                                            ------------------------------------
                                                David Z. Rosensweig, Secretary


                                        The Tow Foundation, Inc.


                                        By: /s/ David Z. Rosensweig
                                            ------------------------------------
                                                David Z. Rosensweig, Trustee


                                        Claire Tow


                                        By: /s/ David Z. Rosensweig
                                            ------------------------------------
                                                David Z. Rosensweig,
                                                Attorney in Fact

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 11 OF 13 PAGES
----------------------------                           -------------------------


                                        Leonard Tow


                                        By: /s/ David Z. Rosensweig
                                            ------------------------------------
                                                David Z. Rosensweig,
                                                Attorney in Fact


                                       David Z. Rosensweig


                                        By: /s/ David Z. Rosensweig
                                            ------------------------------------
                                                David Z. Rosensweig

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 12 OF 13 PAGES
----------------------------                           -------------------------


                                                                       EXHIBIT E

                                   Leonard Tow
                             160 Lantern Ridge Road
                          New Canaan, Connecticut 06840




VIA FACSIMILE AND FEDERAL EXPRESS

Mr. Erland E. Kailbourne
Chairman and Interim Chief Executive Officer
Adelphia Communications Corporation
One North Main Street
Coudersport, Pennsylvania 169515

Dear Mr. Kailbourne:

Thank you for calling today. I was extremely disappointed to hear that you did not consider my request to appoint three independent directors to the board a priority at this time. I understand that you and the board must immediately address several crises at Adelphia, not the least of which are filing the company's much delayed 2001 Form 10-K and making full disclosure of personal borrowings by the Rigas family that were guaranteed by the company, responding to the investigation by the Securities and Exchange Commission, and responding to Nasdaq's request for information so that trading in Adelphia stock can resume. However, the Board's inexplicable delay in dealing with the clear and present conflict of interest and leadership void left has created a crisis of confidence. The immediate actions necessary to restore market confidence must be of the highest priority. Only with strong, independent and credible leadership can the company hope to address the market constructively.

My family and I have contractual rights to be represented on the board. We have exercised those rights and expect that the company and the Rigas family will honor their contractual obligations immediately. It is precisely because Adelphia's continued existence is currently being threatened that my family has exercised its right to appoint representatives to the board. We believe it is essential, at this time of crisis, to add strong independent directors to the board who will work to preserve value for all of Adelphia's stockholders. Our goal is to help restore Adelphia's credibility, help stabilize the company financially and help maximize the value of our investment.

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 13 OF 13 PAGES
----------------------------                           -------------------------


Again, I must say that I was extremely disappointed by our conversation and ask that you contact me immediately to work out the details of seating Scott Schneider, Rudy Graf and myself on the board. If we do not hear from you by 5:00 p.m. (Eastern time) on Friday, May 17, 2002, we will assume that Adelphia and the Rigas family will not comply with their contractual obligations and we will pursue all appropriate remedies.


Sincerely,

/s/ Leonard Tow

Leonard Tow